UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2018 (August 2, 2018)

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	001-36415	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

B1, Business Park Terre Bonne, Route de Crassier 13 1262 Eysins, Switzerland	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

011-41-22-716-9800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement

On August 3, 2018, Quotient Limited (the “Company” or “we”, “us” and “our”) entered into two Subscription Agreements (the “Subscription Agreements”): (i) the first, by and between the Company and Franz Walt, the Company’s Chief Executive Officer, pursuant to which Mr. Walt subscribed for, and the Company agreed to issue, 45,000 ordinary shares at a price of $7.54 per share (the “Subscription Price”) (which was equal to the closing bid price of the Company’s ordinary shares as reported on the Nasdaq Global Market on August 2, 2018) for aggregate proceeds of $339,300.00 and (ii) the second, by and between the Company and Heino von Prondzynski, the Chairman of the Company’s board of directors (the “Board”), pursuant to which Mr. von Prondzynski subscribed for, and the Company agreed to issue, 10,000 ordinary shares at the Subscription Price for aggregate proceeds of $75,400.00.

The Subscription Agreements contain customary representations, warranties and indemnification obligations of the parties. The ordinary shares subscribed for (the “Subscription Shares”) were delivered to Mr. Walt and Mr. von Prondzynski on August 8, 2018. The foregoing descriptions of the Subscription Agreements are not complete and are qualified in their entirety by each of the Subscription Agreements, respectively, which are attached hereto as Exhibit 10.1 and Exhibit 10.2 and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

The Subscription Shares were sold in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. Each of Mr. Walt and Mr. von Prondzynski represented in his Subscription Agreement that he was an accredited investor as defined in Regulation D and that he was acquiring the Subscription Shares with no present intention of distributing any of such shares or any arrangement or understanding with any other persons regarding the distribution of such Shares, and appropriate legends were affixed to the Subscription Shares.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 2, 2018, the Board, subject to the condition that the Company’s shareholders approve an amendment during 2018 to the 2014 Stock Incentive Plan to increase the number of ordinary shares authorized for issuance thereunder (the “Condition”), determined to grant Mr. Walt, as soon as reasonably practicable after satisfaction of the Condition: (a) 45,000 restricted share units (“RSUs”) (equal in value to approximately $339,300.00, based on the closing bid price of the Company’s ordinary shares on The NASDAQ Global Market on August 2, 2018 of $7.54 per share) and (b) options to purchase 70,000 ordinary shares at an exercise price of $7.54 per share (based on the closing bid price of the Company’s ordinary shares on The NASDAQ Global Market on August 2, 2018). The remuneration committee of the Board subsequently approved and ratified the foregoing grants.

The RSUs will vest in 12 equal monthly installments beginning on the first monthly anniversary of August 2, 2018. The options will vest in two equal annual installments beginning on the first anniversary of August 2, 2018.

If Mr. Walt’s employment is terminated by the Company without “cause” (as defined in Mr. Walt’s employment agreement, dated May 24, 2018), Mr. Walt’s RSUs and options will vest and, in the case of options, become exercisable, in accordance with their terms. The RSUs and options will also fully vest and, in the case of options, become exercisable, in accordance with their terms, upon a change in control.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*	Subscription Agreement, dated as of August 3, 2018, by and between Quotient Limited and Franz Walt

10.2*	Subscription Agreement, dated as of August 3, 2018, by and between Quotient Limited and Heino von Prondzynski

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUOTIENT LIMITED

By:	/s/ Christopher Lindop
Christopher Lindop
Chief Financial Officer

Dated: August 8, 2018